Exhibit 99.2

Voting Form

To: SANYO Electric Co., Ltd.

Shareholder No.

Number of voting rights

(Number of shares constituting 1 unit                     )

I hereby exercise my voting rights as follows (as indicated by circling “Approve” or “Disapprove”), with respect to the matters submitted for resolution at Extraordinary General Meeting of Shareholders of SANYO Electric Co., Ltd. to be held on March 4, 2011 including any continued or adjourned meetings.

                    , 2011

Note: Failure to indicate approval or disapproval of any proposed bill shall be deemed approval of such item.

SANYO Electric Co., Ltd.

Bills	Approval or Disapproval
Bill No. 1	Approve	Disapprove

Bill No. 2	Approve	Disapprove

--------------------------------------- Cut here to return the form ---------------------------------------------

Shareholder No.

Number of shares held by you as of the record date (January 12, 2011) :              shares

Extraordinary General Meeting of Shareholders

Date:	Friday, March 4, 2011, at 10:00 a.m.

Place:	The Main Hall in Umeda Arts Theater

19-1, Chayamachi, Kita-ku, Osaka

Request to shareholders:

1.	Please submit this Voting Form at the reception desk on the day of the Extraordinary General Meeting of Shareholders.

2.	If you are not attending the meeting in person, please indicate your Approval or Disapproval answers for the Bills on the Voting Form, and return the form so that it will reach us by no later than 5:30 p.m. on March 3, 2011.

SANYO Electric Co., Ltd.